Exhibit 10.15

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Agreement”) is made and entered into as of May 7, 2007, by and among the persons identified on Schedule 1 attached hereto (the “Noteholders”) and SILVER STAR ENERGY, INC., a Nevada corporation (the “Company”).

RECITALS

A.

The Noteholders and the Company entered into that certain Note and Warrant Purchase Agreement dated as of September 30, 2005, as amended and restated on November 9, 2005 (the “Note and Warrant Purchase Agreement”), pursuant to which the Company issued (i) senior secured convertible promissory notes (the “Convertible Notes”) in the aggregate principal amount of $3,429,985, convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) conversion warrants (the “Conversion Warrants”) to purchase shares of Common Stock equal to 100% of the Conversion Shares (as defined in the Note and Warrant Purchase Agreement), (iii) Series A Warrants (as defined in the Note and Warrant Purchase Agreement) (the “Series A Warrants”) and (iv) Series B Warrants (as defined in the Note and Warrant Purchase Agreement) (the “Series B Warrants,” and collectively with the Conversion Warrants and the Series A Warrants, the “Warrants”).

B.

In connection with the transactions contemplated by the Note and Warrant Purchase Agreement, the Noteholders and the Company entered into (i) that certain Security Agreement dated as of September 30, 2005 (the “Security Agreement”), pursuant to which the Company granted the Noteholders a security interest in all personal property and assets of the Company to secure all obligations of the Company to the Noteholders and (ii) that certain Registration Rights Agreement dated as of September 30, 2005 (the “Registration Rights Agreement,” and, collectively with the Note and Warrant Purchase Agreement, the Convertible Notes, the Warrants, the Security Agreement and the documents contemplated thereby, the “Transaction Documents”), pursuant to which the Company agreed to register all Registrable Securities (as defined in the Registration Rights Agreement) of the Noteholders on the terms and conditions set forth therein.

C.

On March 8, 2007, Cranshire Capital, L.P., Iroquois Master Fund Ltd., and Nite Capital, L.P., each a Noteholder, (collectively, the “Petitioners”) filed an involuntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”) against the Company in the United States Bankruptcy Court Central District of California, in a case identified by case number 2.07-bk-11871-RN (the “Involuntary Bankruptcy Petition”).

D.

As a result of the Involuntary Bankruptcy Petition, the Company commenced exploring alternative financing options to repay the Noteholders in partial settlement of the Noteholders’ claims under the Involuntary Bankruptcy Petition. In connection therewith, the Company has received a bona fide offer from Archer Exploration, Inc. to purchase 100% of the Company’s right, title and interest in the Franklin gas field for a total of $3,100,000 (such transaction being the “Sale Transaction” and such $3,100,000 proceeds are referred to herein as the “Sale Proceeds”).

E.

The Transaction Documents require the Company to obtain the consent of a majority of the holders of the Convertible Notes to consummate the Sale Transaction.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Noteholders and the Company hereby agree as follows:

1.

Best Efforts; Consent to the Sale Transaction.  The Company shall use its best efforts to consummate the Sale Transaction as soon as possible, but in any event not later than May 8, 2007.  In accordance with Section 4.7 of the Security Agreement and Section 3.17 of the Note and Warrant Purchase Agreement, the Noteholders hereby consent to the Sale Transaction provided that such consent shall not be effective (i) unless the Company causes the purchaser of the Sale Transaction Assets (as defined below) to pay $2,470,000 of the Sale Proceeds directly to the Escrow Agent (as defined below) in lieu of paying such amount of the Sale Proceeds to the Company or (ii) if any of the terms or conditions of the Sale Transaction would, or are amended in any way which could, adversely affect any of the Noteholders. Immediately prior to the consummation of the Sale Transaction and solely for purposes of consummating the Sale Transaction, the Noteholders shall execute and deliver such documents as they deem reasonable necessary to release their Security Interest (as defined in the Security Agreement) in the Sale Transaction Assets, provided that such documents may contain language specifying that such release is only valid for a specified number of days and may contain conditions required to be satisfied prior to such release being effective. “Sale Transaction Assets” shall mean the assets set forth on Schedule 4 attached hereto.

2.   Company Deliveries. Simultaneously with the execution of this Agreement, the Company shall cause $2,470,000 of the Sale Proceeds to be deposited with the Escrow Agent (as defined below) and shall:

(a)

deliver to each Noteholder an amended and restated Convertible Note (the “Amended Note”), in the form attached hereto as Exhibit A, for the applicable amount set forth on Schedule 2 attached hereto, which represents the unpaid principal amount of such Noteholder’s Convertible Note and includes all accrued and unpaid interest and certain other damages under the Registration Rights Agreement owed by the Company to such Noteholder, in each case through March 31, 2007;

(b)

deliver to each Noteholder an amended and restated Conversion Warrant (the “Amended Conversion Warrant”), in the form attached hereto as Exhibit B, for the number of warrant shares set forth on Schedule 3 attached hereto; and

(c)

deliver to each Noteholder an amended and restated Series A Warrant (the “Amended Series A Warrant”), in the form attached hereto as Exhibit C, for the number of warrant shares set forth on Schedule 3 attached hereto.

3.

Noteholders’s Notes and Warrants. Upon receipt by the Escrow Agent of $2,470,000 of the Sale Proceeds and each Noteholder of the deliveries set forth in Paragraph 2 hereof, the Series B Warrants held by such Noteholder shall be canceled and be null and void and of no further force or effect and the Amended Note, Amended Conversion Warrant and Amended Series A Warrant received by such Noteholder shall replace such Noteholder’s Convertible Note, Conversion Warrant and Series A Warrant (it being understood and agreed that such Noteholder shall not be obligated to return such Noteholder’s Convertible Note, Conversion Warrant, Series A Warrant or Series B Warrant to the Company).

4.

Dismissal of Involuntary Bankruptcy Petition. Upon the Company’s consummation of the Sale Transaction and its compliance with all the terms, conditions and covenants contained in this Agreement (including, without limitation, Paragraphs 1, 2 and 13 hereof), the Petitioners and the Company shall stipulate and consent to the dismissal of the Involuntary Bankruptcy Proceeding pursuant to terms of the Bankruptcy Code (the “Order of Dismissal”).

5.

Registration Rights. Upon (i) entry of the Order of Dismissal, (ii) consummation of the Sale Transaction, (iii) the Company’s delivery of all the items contemplated by Paragraph 2 above and (iv) the Escrow Agent’s disbursement of all the amounts contemplated by the Escrow Agreement, each Noteholder agrees that (1) the Company shall no longer be required to register the Registrable Securities (as defined in the Registration Rights Agreement), and (2) the interest accruing on such Noteholders’ Convertible Note solely with respect to the period commencing on April 1, 2007 and ending on April 30, 2007, (but not with respect to any other period), shall be waived and not be payable by the Company. Notwithstanding the foregoing, the parties agree that the Registration Rights Agreement shall continue in full force and effect.

6.

Escrow Agreement. Simultaneously with the execution of this Agreement, the Company and the Noteholders shall enter into an escrow agreement, in the form attached hereto as Exhibit D (the “Escrow Agreement”), with Greenberg Traurig, LLP (the “Escrow Agent”). The $2,470,000 of the Sale Proceeds shall be distributed in accordance with the terms of the Escrow Agreement.

7.

Company Release. The Company, on its own behalf and on behalf of its officers, affiliates, investors and other related parties, hereby releases and shall forever discharge each of the Noteholders and their respective present and former managers, members, partners, shareholders, officers, directors, employees, affiliates, agents and other representatives (the Noteholders and all such other parties being referred to collectively as the “Noteholder Releasees”) from all claims, actions, causes of action, omissions, covenants, contracts, accounts, bills, damages and liabilities, of every name and nature, whether known or unknown, absolute or contingent, both at law and in equity, which the Company may now own, hold, have or claim to have against any of the Noteholder Releasees for, upon, or by reason of any nature, cause, action or inaction or thing whatsoever which arises from the beginning of the world to the date and time of this Agreement (the “Company Claims”), including, without limitation, all the Company Claims in any way based upon, arising out of, or connected with the Transaction Documents, as amended, or any of the transactions contemplated thereby. The Company, on behalf of itself and its successors, assigns and other legal representatives, covenants that it will not sue any of the Noteholder Releasees on the basis of any Company Claim herein released and discharged, as provided in this paragraph.  Notwithstanding the foregoing, nothing contained in this paragraph shall release or relieve any obligations of the Noteholders under this Agreement.

8.

Express Nature of Consent, Release and Waiver. None of the parties hereto has granted any consent, waiver or release except as, and to the extent, expressly set forth in this Agreement.

9.

Entire Agreement. This Agreement contains the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes and replaces all prior settlement negotiations and proposed agreements, written or oral with respect to such subject matter. The parties hereto acknowledge that no other party, or agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, not contained in this Agreement concerning the subject matter hereof, to induce this Agreement, and the parties acknowledge that they have not executed this Agreement in reliance upon such promise, representation, or warranty not contained herein. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. The recitals are hereby incorporated in their entirety into the terms and conditions of this Agreement.

10.

No Assignment. As a condition of this Agreement, the Company represents and warrants that there has been no actual assignment or purported assignment or other transfer of any claim or other matter or any interest which has been released by any provision of this Agreement. The Company represents and warrants that it is the sole owner and real party-in-interest regarding the Company’s claims and other matters released pursuant to this Agreement. If the Company’s representation and warranty in this Paragraph 10 is false or incorrect, the Company shall indemnify the other parties hereto against any and all claims, demands, causes of action, obligations, set-offs, liabilities, damages, losses, injuries, costs, expenses and attorneys’ fees incurred by each other party arising from such false or incorrect representation and warranty.

11.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no party shall have the right to delegate any of their respective obligations hereunder or to assign any of their respective rights hereunder or any interest herein without the prior written consent of the other parties hereto.

12.

Company Disclosure. The Company shall, on or before 8:30 a.m., New York City time, on the fourth (4 ~~th) business day after the date of this Agreement, issue a press release disclosing all the material terms of the transactions contemplated by this Agreement. On or before 8:30 a.m., New York City time, on the fourth (4~~ th) business day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the Securities Exchange Act of 1934, as amended, and including as exhibits thereto all the material transaction documents (including, without limitation, this Agreement, and the form of Amended Conversion Warrants, Amended Series A Warrants and Amended Notes).

13.

Expenses. The Company shall reimburse the Petitioners for their legal fees and other costs and expenses incurred in connection with the Involuntary Bankruptcy Proceeding and the negotiation, execution and consummation of the transactions contemplated hereby in an amount not to exceed $70,000. Such expenses shall be due and payable and shall be released as set forth in the Escrow Agreement. Should any party breach this Agreement, it shall be responsible for all fees and expenses incurred by a party in enforcing its rights hereunder against such breaching party, including, without limitation, fees and expenses of financial advisors, attorneys, accountants and other professionals.

14.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.   In the event that any signature is delivered by facsimile transmission or by an e-mail which contains an electronic file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic file signature page (as the case may be) were an original thereof.

15.

Independent Nature of Noteholders’ Obligations and Rights.  The obligations of each Noteholders under this Agreement and the Transaction Documents are several and not joint with the obligations of any other Noteholder, and no Noteholder shall be responsible in any way for the performance of the obligations of any other Noteholder under this Agreement or under any of the Transaction Document. Nothing contained in this Agreement or in any Transaction Document, and no action taken by any Noteholder pursuant hereto or thereto, shall be deemed to constitute the Noteholders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that any of the Noteholders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement, the Transaction Documents or any other matters, and the Company acknowledges that the Noteholders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents. The decision of each Noteholder to enter into this Agreement has been made by such Noteholder independently of any other Noteholder. The Company and each Noteholder confirms that each Noteholder has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Noteholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any of the Transaction Documents, and it shall not be necessary for any other Noteholder to be joined as an additional party in any proceeding for such purpose.  The use of a single agreement to effectuate the transaction contemplated by this Agreement was solely in the control of the Company, not the action or decision of any Noteholder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Noteholder. It is expressly understood and agreed that each provision contained in this Agreement and in each Transaction Document is between the Company and a Noteholder, solely, and not between the Company and the Noteholders collectively and not between and among the Noteholders.

16.

Specific Performance. Each party to this Agreement agrees and acknowledges that a violation or breach of its covenants, agreements and undertakings contained in this Agreement shall cause the other party irreparable injury and, in addition to any other right or remedy available to a party at law or in equity, such party shall be entitled to enforcement by court injunction for specific performance of the obligations of the other party hereunder.  Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting a party from also pursuing any other rights, remedies or defenses, for such breach or threatened breach, including receiving damages and attorneys’ fees. The election of any remedy shall not be construed as a waiver on the part of any party of any rights such party might otherwise have at law or in equity. Such rights and remedies shall be cumulative.

17.

Governing Law; Jurisdiction; Jury Trial

. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

18.

Acknowledgment. The Company expressly acknowledges and agrees that for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, the Noteholders shall be deemed to have acquired the Amended Notes, Amended Conversion Warrants and the Amended Series A Warrants (and the holding period for each of them shall be deemed to have commenced) on October 14, 2005, and the Company agrees that it shall not (and shall cause each of its officers, directors, employees and agents to not) take any action or omit to take any action inconsistent with the foregoing.

19.

Use of Remaining Sale Proceeds. The Company covenants and agrees that the remaining $630,000 of the Sale Proceeds shall be used as follows: $500,000 of the Sale Proceeds shall be immediately loaned by the Company to MB Gas Inc. pursuant to that certain Agreement, dated as of May 2, 2007, by and between the Company and MB Gas Inc. (a copy of which has previously been provided to the Noteholders) and $130,000 of the Sale Proceeds shall be used by the Company for general working capital purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SILVER STAR ENERGY, INC.,

a Nevada corporation

By:

Its:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NOTEHOLDER:
[INSERT NAME]
By: Name: Title:

Schedule 1

Noteholders

Nite Capital, L.P.

Crescent International Ltd.

Enable Growth Partners LP

Enable Opportunity Partners LP

Double U Master Fund LP

CAMOFI Master LDC

DKR Soundshore Oasis Holding Fund LTD

Cranshire Capital, L.P.

SDS Capital Group, Ltd.

Iroquois Master Fund Ltd.

Schedule 2

Noteholder	Amount of Amended Note
Nite Capital, L.P.	$763,002
Crescent International Ltd.	$763,002
Enable Growth Partners LP	$763,002
Enable Opportunity Partners LP	$190,751
Double U Master Fund LP	$228,882
CAMOFI Master LDC	$508,668
DKR Soundshore Oasis Holding Fund LTD	$317,918
Cranshire Capital, L.P.	$254,334
SDS Capital Group, Ltd.	$381,501
Iroquois Master Fund Ltd.	$190,751

Schedule 3

Noteholder	Number of Amended Conversion Warrants	Number of Amended Series A Warrants
Nite Capital, L.P.	1,904,761	281,837
Crescent International Ltd.	1,904,761	281,837
Enable Growth Partners LP	1,904,761	281,837
Enable Opportunity Partners LP	476,190	70,460
Double U Master Fund LP	571,380	84,545
CAMOFI Master LDC	1,269,841	187,892
DKR Soundshore Oasis Holding Fund LTD	793,650	117,433
Cranshire Capital, L.P.	634,920	93,946
SDS Capital Group, Ltd.	952,380	140,919
Iroquois Master Fund Ltd.	476,190	70,460

Schedule 4

The assets specifically enumerated in Section 1.1 of that certain Asset Sale Agreement, dated as of April 1, 2007, between the Company and Archer Exploration, Inc.

Exhibit A

Form of Amended and Restated Senior Secured Promissory Note

Exhibit B

Form of Amended Conversion Warrant

Exhibit C

Form of Amended Series A Warrant

Exhibit D

Form of Escrow Agreement